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                                                                       EXHIBIT A

                               PURCHASE AGREEMENT


     THIS PURCHASE AGREEMENT (this "Agreement") dated as of September 20, 1996 is among Genzyme Corporation ("Genzyme"), a Massachusetts corporation, Neozyme II Acquisition Corp. (the "Purchaser"), a British Virgin Islands ("BVI") international business company and a wholly-owned subsidiary of Genzyme, and Neozyme II Corporation (the "Company"), a BVI international business company.

                                   BACKGROUND

     A. The respective Boards of Directors of Genzyme, the Purchaser and the Company have duly approved the acquisition of the Company pursuant to the terms of this Agreement.

     B. In furtherance of such acquisition, it is proposed that the Purchaser will make a tender offer (the "Offer") to purchase all of the outstanding units (the "Units"), each of which consists of one share of Callable Common Stock, par value $1.00 per share, of the Company (individually, a "Share" and, collectively, the "Shares") and Callable Warrants (the "Callable Warrants") to purchase two shares of General Division Common Stock of Genzyme and .135 shares of Tissue Repair Division Common Stock of Genzyme. The Shares included in the Units represent all of the issued and outstanding capital stock of the Company. The Offer will be at a price of $45.00 per Unit in cash and will be subject to the Minimum Condition (as defined in ANNEX I hereto), and on the terms and subject to the other conditions set forth in the Offer Documents (as defined in Section 1.1(b)).

     C. If the Offer is consummated, but not all of the Units are tendered and accepted, Genzyme has agreed to effect a transaction (as more fully described in Section 2.1) in which Genzyme will acquire, directly or indirectly, all of the remaining Shares of the Company in exchange for cash in an amount per Share equal to $29.00 (the "Second Step Consideration"). The Callable Warrants associated with each such Share shall remain outstanding following consummation of the Second Step Transaction (as defined in Section 2.1). In order to effect the Second Step Transaction as promptly as practicable following completion of the Offer, the Board of Directors of the Company has duly authorized a merger (the "Merger") of the Company with a wholly- owned subsidiary of the Purchaser on the terms and subject to the conditions of this Agreement and pursuant to the plan of merger set forth as ANNEX II hereto (the "Merger Plan") in accordance with the applicable provisions of the BVI International Business Companies Ordinance, 1984 (the "BVI Law"). At the request of Genzyme in accordance with the terms of this Agreement, the Company will solicit the written consents of its shareholders for the approval of the Merger Plan. At Genzyme's option and subject to compliance with applicable laws, such solicitation may occur while the Offer is pending or following its consummation.

     D. If the Offer is terminated because the Minimum Condition has not been satisfied, upon the election and at the request of Genzyme in accordance with
Section 1.1(b)(ii) of this Agreement, the Company shall take all action (coordinating the timing thereof with Genzyme and the Purchaser) necessary, in accordance with applicable law and the Company's

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Memorandum of Association and Articles of Association, to convene a meeting of its shareholders to consider and vote upon the approval of the Merger Plan, or to solicit the written consent of its shareholders to approve the Merger Plan.

     E. The Board of Directors of the Company, on the recommendation of a special committee of the Board of Directors consisting of all of the directors of the Company who are not officers or directors of Genzyme (the "Special Committee"), has determined that the Offer and the Second Step Transaction are fair to, and in the best interests of the holders of the Units and has duly approved the Offer and the Second Step Transaction and resolved to recommend acceptance of the Offer by the holders of the Units.

     Accordingly, in consideration of the mutual representations, warranties and covenants contained herein, the parties hereto agree as follows:

                                  1. THE OFFER

     1.1. The Offer.
          ---------

          (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1 hereof and nothing shall have occurred and be continuing that would result in a failure to satisfy any of the conditions set forth in ANNEX I hereto, the Purchaser shall, as soon as practicable after the date hereof, and in any event within five business days of the day on which the Purchaser's intention to make the Offer is publicly announced, which announcement will be made promptly following the execution of this Agreement, commence (within the meaning of Rule 14d-2(a) of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act")), the Offer for all Units, subject to the Minimum Condition (as defined in ANNEX I hereto), at a price of $45.00 per Unit, net to the seller in cash, without interest thereon. The Purchaser shall conduct the Offer in compliance in all material respects with applicable laws and consummate the Offer, on the terms and subject to the conditions thereof. Genzyme represents that it has, and will provide to the Purchaser on a timely basis, the funds necessary to purchase the Units pursuant to the Offer and to consummate the Second Step Transaction.

          (b) The Offer shall be made by means of the Offer Documents (as defined below), which shall not contain any condition not set forth in ANNEX I hereto and shall be open for a period of 21 business days (such 21st business day being referred to herein as the "Initial Expiration Date"). Without the consent of the Company, as approved by the Special Committee, the Purchaser shall not amend or waive the Minimum Condition (as defined in ANNEX I hereto) or the Majority Consent Condition (as defined below), extend the Offer, reduce the maximum number of Units to be purchased, reduce the price to be paid per Unit pursuant to the Offer or amend any other material term of the Offer in a manner adverse to the holders of the Units; provided, however, that if, on the Initial Expiration Date, the Minimum Condition has not been satisfied, the Purchaser may, not later than 9:00 a.m., eastern time, on the next business day following the Initial Expiration Date, elect either (x) to amend the Offer and, subject to compliance with applicable laws, proceed in accordance with subsection (i) below or (y) to terminate the Offer and, subject to compliance with applicable laws, proceed in accordance with subsection (ii) below. If, on the Initial Expiration Date, the Minimum Condition has not been satisfied and the Purchaser does not elect to proceed pursuant to subsection (i) or (ii) below

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within the time period and as described in the preceding sentence, then the
Company shall have the right to terminate this Agreement in accordance with
Section 8.1(b)(i) and Genzyme and the Purchaser shall have the right to terminate this Agreement in accordance with Section 8.1(c)(i).

          (i) If the Purchaser elects to amend the Offer and proceed under this subsection 1.1(b)(i), the Purchaser will (a) extend the Offer for a period not to exceed sixty days, (b) amend the Offer to delete the Minimum Condition, (c) amend the Offer to add the Majority Consent Condition (as defined below), and (d) amend the Offer Documents to reflect the foregoing and cause the dissemination of such revised documents in accordance with applicable laws. In such event, the Company shall promptly commence (coordinating the timing thereof with Genzyme and the Purchaser) to convene a meeting of its shareholders or solicit the written consent of its shareholders for approval of the Merger Plan, such solicitation or meeting to be conducted in accordance with applicable laws and the terms of this Agreement. The Majority Consent Condition shall mean that the sum of (a) the Shares included in the Units tendered and not withdrawn as of the new expiration date of the Offer (provided such Shares may be voted in favor of the Merger Plan at the meeting or pursuant to the consent solicitation by the Purchaser immediately after the purchase of the Units which include such Shares in the Offer by the Purchaser) plus (b) the number of Shares held by holders who have voted in favor of the Merger Plan at the meeting or pursuant to the consent solicitation as of the new expiration date of the Offer (but excluding any such Shares that would result in double counting with (a) above) represents not less than a majority of the Shares outstanding.

          (ii) If the Purchaser elects to terminate the Offer and proceed under this subsection 1.1(b)(ii), the Purchaser will promptly return all tendered Units. In such event, the Company shall promptly commence (coordinating the timing thereof with Genzyme and the Purchaser) to convene a meeting of its shareholders or solicit the written consent of its shareholders for approval of the Merger Plan, such solicitation or meeting to be conducted in accordance with applicable laws and the terms of this Agreement.

          (c) As soon as practicable on the date of commencement of the Offer, the Purchaser shall file with the Securities and Exchange Commission (the "Commission") with respect to the Offer (i) a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1"), (ii) a Rule 13e-3 Transaction Statement on Schedule 13E-3 (together with all amendments and supplements thereto, the "Schedule 13E-3") and (iii) an Issuer Tender Offer Statement on Schedule 13e-4 (together with all amendments and supplements thereto, the "Schedule 13E-4"), which will contain an offer to purchase and forms of the related letters of transmittal and summary advertisement (the Schedule 14D-1, the Schedule 13E-3, the Schedule 13E-4, the offer to purchase and such other documents, together with any supplements or amendments thereto, are referred to herein collectively as the "Offer Documents"), all of which Offer Documents will be subject to review

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by the Company prior to filing. Genzyme and the Purchaser shall provide the
Company and its counsel with a copy of any written comments or telephonic notification of any verbal comments Genzyme or the Purchaser may receive from the Commission or its staff with respect to the Offer Documents promptly after the receipt thereof and shall provide the Company and its counsel with a copy of any written responses thereto and telephonic notification of any verbal responses thereto of Genzyme or the Purchaser or their counsel.

     1.2. Company Action
          --------------

          (a) In connection with the Offer, the Company will comply with the requirements of Rule 14d-5(b) of the Exchange Act and will, or will cause its agent to, mail, via first class mail, postage prepaid the Offer Documents and, if applicable, the Proxy Statement (as defined in 1.2(c)) to the record holders of the Units in accordance with Rule 14d-5(b). The Company will cooperate with the Purchaser to the end that any additional Offer Documents furnished to it (or its agent) are mailed as soon as practicable. The Purchaser shall pay all costs and expenses of such mailing.

          (b) The Company represents and warrants that the Board of Directors of the Company (the "Company's Directors"), on the recommendation of the Special Committee, (i) has duly adopted and approved the Offer, the Second Step Transaction, this Agreement and the transactions contemplated hereby and thereby, (ii) has determined that the Offer and the Second Step Transaction are fair to and in the best interests of the shareholders of the Company and (iii) after consideration of its fiduciary duties under applicable laws, has resolved to recommend acceptance of the Offer by holders of Units. The Company agrees to file with the Commission as soon as reasonably practicable on the date of the commencement of the Offer a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") and to disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 under the Exchange Act and any other applicable U.S. federal securities laws. Subject to the fiduciary duties of the Company's Directors, as advised by counsel, the Offer Documents and the Schedule 14D-9 shall contain the recommendation of the Company's Directors that the holders of Units accept the Offer, and the Company hereby consents to the inclusion in the Offer Documents of such recommendation. The Company shall provide Genzyme and its counsel with a copy of any written comments or telephonic notification of any verbal comments the Company may receive from the Commission or its staff with respect to the
Schedule 14D-9 promptly after the receipt thereof and shall provide Genzyme and its counsel with a copy of any written responses thereto and telephonic notification of any verbal responses thereto of the Company or its counsel.

          (c) At the request of Genzyme, the Company shall take all action (coordinating the timing thereof with Genzyme and the Purchaser) necessary, in accordance with applicable law and the Company's Memorandum of Association and Articles of Association, to convene a meeting of its shareholders (the "Shareholders' Meeting"), as promptly as practicable after the purchase of Units pursuant to the Offer to consider and vote upon the approval of the Merger Plan, or to solicit the written consent of its shareholders to approve the Merger Plan (the "Consent Solicitation") promptly after such purchase or, promptly after the request of Genzyme, after the commencement of the Offer and while it is pending or following the termination of the Offer upon the election of Genzyme pursuant to Section 1.1(b)(ii). If required by applicable

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law, the Company shall promptly prepare and file with the Commission, and use its reasonable best efforts to have cleared by the Commission, a proxy, consent solicitation or information statement relating to the Second Step Transaction (the "Proxy Statement") in compliance with applicable law. Subject to the fiduciary duties of the Company's Directors, as advised by counsel, the Proxy Statement shall contain a statement as to the approval of the Merger Plan by the Company's Board of Directors and the determination by the Company's Board of Directors that the Second Step Transaction is fair to and in the best interests of the holders of the Shares, and the Company hereby consents to the inclusion in the proxy, consent solicitation or information statement of such statement.

          (d) The Special Committee and the Company's Directors have received the written opinion of Hambrecht & Quist LLC (the "Financial Adviser") that, on the basis of and subject to the matters set forth therein, the cash consideration of $45.00 per Unit to be received by holders of the Units pursuant to the Offer is fair to the holders of the Units from a financial point of view and the Second Step Consideration to be received by the holders of the Shares pursuant to the Second Step Transaction is fair to the holders of the Shares from a financial point of view (the "Fairness Opinion"). The Company has provided Genzyme and the Purchaser with a copy of the Fairness Opinion for inclusion in the Offer Documents.

     1.3. Directors.
          ---------

          (a) Promptly upon the acceptance for payment of and payment by the Purchaser for any Units pursuant to the Offer, and from time to time thereafter as Units are accepted for payment and paid for by the Purchaser, subject to compliance with Section 14(f) of the Exchange Act, the Purchaser shall be entitled to designate such number of the Company's Class A Directors, rounded to the nearest whole number, as will give the Purchaser representation on the Company's Board of Directors equal to at least that number of directors which equals the product of the total number of the Company's Directors (after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that such number of Units so accepted for payment and paid for by the Purchaser bears to the number of Units outstanding, and the Company shall, promptly following any such designation by the Purchaser, take such actions as are necessary to cause the Purchaser's designees to be so elected, including increasing the size of the Board of Directors or securing the resignations of incumbent directors or both; provided, however, that notwithstanding the Purchaser's right to designate certain of the Company's Directors, until the Effective Date (as defined in Section 2.3 hereof), the Company's Class A Directors shall include at least two directors who are directors on the date hereof and who are not officers or directors of Genzyme or the Purchaser (the "Independent Directors"); provided further that, if the number of Independent Directors shall be reduced below two for any reason whatsoever, any remaining Independent Director shall be entitled to designate a person who is not an officer or director of Genzyme or the Purchaser to fill such vacancy and such person shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate two persons to fill such vacancies who shall not be designees, shareholders, directors, officers or affiliates of Genzyme or the Purchaser, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable law, the Company shall take all action necessary to effect the election of directors as provided in this Section 1.3(a), including mailing to its shareholders the information required by
Section 14(f) of the Exchange Act and Rule 14f-1

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promulgated thereunder. Genzyme and the Purchaser shall supply to the Company and be solely responsible for any information with respect to them and their nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

          (b) Notwithstanding anything in this Agreement to the contrary, subject to the terms of the Company's Memorandum of Association and Articles of Association, in the event that the Purchaser's designees are appointed or elected as Company Directors, after the acceptance for payment of Units pursuant to the Offer and prior to the Effective Date, the affirmative vote of a majority (or, if there are only one or two Independent Directors, the single or unanimous vote, as the case may be) of the Independent Directors (who shall act as an independent committee of the Board of Directors for this purpose) shall be required, and alone shall be sufficient, to (i) amend or terminate this Agreement by the Company, (ii) exercise or waive any of the Company's rights or remedies hereunder, (iii) extend the time for performance of Genzyme's and the Purchaser's respective obligations hereunder, or (iv) approve any other action by the Company that the Independent Directors determine could adversely affect the interests of the shareholders of the Company (other than Genzyme, the Purchaser and their affiliates) with respect to the transactions contemplated hereby.

                         2. THE SECOND STEP TRANSACTION

     2.1. Consummation of the Second Step Transaction.
          -------------------------------------------

          (a) If the Offer is consummated and 90% or more of the Units are tendered and accepted, the Purchaser will, as soon as practicable following satisfaction or waiver of the conditions set forth in Section 7.1 hereof, either
(i) effect a merger of the Company into the Purchaser pursuant to Section 77 of the BVI Law (the "Short Form Merger") or (ii) cause the Company to redeem all Shares not held by the Purchaser pursuant to Section 81 of the BVI Law (the "Redemption").

          (b) If the Offer is consummated and less than 90% but more that 50% of the Units are tendered and accepted, the Purchaser will own a majority of the Shares and will vote those shares in favor of and will effect, as soon as practicable following satisfaction or waiver of the conditions set forth in
Section 7.1 hereof, the Merger.

          (c) If the Offer is not consummated on the Initial Expiration Date because the Minimum Condition is not met and the Purchaser elects to proceed as described in Section 1.1(b)(i), the Company, the Purchaser and Genzyme shall take the actions set forth in Section 1.1(b)(i). As soon as practicable following satisfaction of the Majority Consent Condition and satisfaction or waiver of the conditions set forth in Annex I (other than the Minimum Condition) and Section 7.1, the Purchaser will purchase all Units validly tendered and not withdrawn, vote the Shares thus acquired in favor of the Merger Plan and effect the Merger.

          (d) If the Offer is not consummated because the Minimum Condition is not met and the Purchaser elects to proceed as described in Section 1.1(b)(ii), the Company, the Purchaser and Genzyme shall take the actions set forth in
Section 1.1(b)(ii). As soon as practicable following satisfaction or waiver of the conditions set forth in Article 7 hereof, the Purchaser will effect the Merger.

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          (e) The Short Form Merger, the Redemption and the Merger referred to in subsections (a) - (d) above are referred to herein as the "Second Step Transaction." The date of consummation of the Second Step Transaction is referred to herein as the "Effective Date."

     2.2. SECOND STEP CONSIDERATION.

          (a) On the Effective Date, as a result of the Short Form Merger, if applicable. the Company will be merged with and into the Purchaser, with the Purchaser as the surviving corporation and:

               (i) The holder of each Share issued and outstanding immediately prior to the Effective Date (other than Shares owned by Genzyme, the Purchaser, the Company or any direct or indirect subsidiary of any of them and any Dissenting Shares (as defined in subsection (d) below)) shall be entitled to receive an amount in cash per Share equal to the Second Step Consideration.

               (ii) Shares owned by Genzyme, the Purchaser or the Company or any direct or indirect subsidiary of any of them shall be cancelled.

          (b) On the Effective Date, as a result of the Redemption, if applicable, the holder of each Share issued and outstanding immediately prior to the Effective Date (other than Shares owned by the Purchaser and any Dissenting Shares) shall be entitled to receive an amount in cash per Share equal to the Second Step Consideration.

          (c) On the Effective Date, as a result of the Merger pursuant to Sections 2.1(b)-(d), if applicable, a wholly-owned subsidiary of the Purchaser will be merged with and into the Company, with the Company as the surviving corporation and:

               (i) The holder of each Share issued and outstanding immediately prior to the Effective Date (other than Shares owned by Genzyme, the Purchaser, the Company or any direct or indirect subsidiary of any of them and any Dissenting Shares) shall be entitled to receive an amount in cash per Share equal to the Second Step Consideration.

               (ii) Shares owned by Genzyme, the Purchaser or the Company or any direct or indirect subsidiary of any of them shall be cancelled.

               (iii) Each issued and outstanding share of capital stock of the subsidiary of the Purchaser that is a party to the Merger Plan shall be converted into one fully paid and nonassessable share of common stock of the surviving corporation.

          (d) (i) In the case of the Short Form Merger, the Redemption or the Merger, shares of capital stock of the Company held by a shareholder who has properly exercised dissenters rights with respect thereto in accordance with
Section 83 of the BVI Law (collectively, the "Dissenting Shares") shall not be converted into the Second Step Consideration. From and after the Effective Date, a shareholder who has properly exercised such dissenters' rights shall no longer retain any rights of a shareholder of the Company, except those provided under the BVI Law. If after the Effective Date such holder withdraws or loses his right to demand

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payment for his Shares, such Shares shall be treated as if they had been converted as of the Effective Date into the right to receive the Second Step Consideration payable in respect of such Shares pursuant to Section 2.2(a)(i).

          (ii) The Company shall give Genzyme (i) prompt notice of any demands for payment, or notices of intent to demand payment, with respect to any shares of capital stock of the Company, any withdrawal of any such demands and any other instruments served pursuant to the BVI Law and received by the Company and
(ii) the right to participate in all negotiations and proceedings with respect to any such demands. The Company shall cooperate with Genzyme concerning, and shall not, except with the prior written consent of Genzyme, voluntarily make any payment with respect to, or offer to settle or settle, any such demands.

     2.3. Exchange of Certificates.
          -------------------------
          (a) Genzyme shall authorize one or more persons to act as Payment Agent for the Second Step Consideration (the "Payment Agent"). Genzyme shall deposit with the Payment Agent in trust for the benefit of the holders of certificates representing Shares converted pursuant to Section 2.2(a)(i), on or prior to the Effective Time, immediately available funds in an amount equal to the product of the Second Step Consideration multiplied by the number of Shares entitled to payment pursuant to Section 2.2(a)(i). As soon as practicable after the Effective Time, Genzyme shall cause the Payment Agent to mail to all former holders of record of Shares instructions for surrendering their certificates representing Shares in exchange for the Second Step Consideration. Upon surrender of a Share certificate for cancellation to the Payment Agent, the Payment Agent shall pay to the holder of such certificate the Second Step Consideration multiplied by the number of Shares represented by such certificate, and the certificate so surrendered shall forthwith be canceled. Notwithstanding the foregoing, if delivery of the Second Step Consideration is to be made to any person other than the person in whose name the certificate surrendered is registered, it shall be a condition of such delivery that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such delivery shall pay any transfer or other taxes required by reason of such delivery or establish to the satisfaction of Genzyme that such tax has been paid or is not applicable. Furthermore, neither Genzyme nor any affiliate of Genzyme shall be liable to a holder of Shares for any Second Step Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws. After the Effective Time, there shall be no transfers of the Shares on the stock transfer books of the Company.

          (b) The Payment Agent shall make the payments referred to in Section 2.2(a)(i) out of the funds supplied by Genzyme. Promptly following the date that is six months after the Effective Date, the Payment Agent shall, upon request by Genzyme, deliver to Genzyme all cash, certificates and other documents in its possession relating to the transactions described in this Agreement, and the Payment Agent's duties shall terminate. Thereafter, each holder of a certificate formerly representing a Share may surrender such certificate to Genzyme and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Second Step Consideration, without any interest thereon but shall have no greater rights against Genzyme than may be accorded to general creditors of Genzyme under applicable law.


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          (c) From and after the Effective Date, holders of certificates theretofore evidencing Shares shall cease to have any rights as shareholders of the Company, except as provided herein or by law. Until surrendered in accordance with the provisions of this Section, each Share certificate (other than for Dissenting Shares) shall represent for all purposes only the right to receive the Second Step Consideration multiplied by the number of Shares represented by such certificate.

     2.4. CALLABLE WARRANTS. On the Effective Date, the Callable Warrants associated with the Shares converted into the right to receive the Second Step Consideration will become exercisable in accordance with its terms and at the exercise price computed as stated therein. On the day following the Effective Date, such Callable Warrants will separate and be transferable separately from the right to receive the Second Step Consideration on account of the Shares.

        3. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND GENZYME

     The Purchaser and Genzyme represent and warrant to the Company as follows:

     3.1. ORGANIZATION. Each of Genzyme and the Purchaser (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; and (ii) has the requisite corporate power and authority to enter into, execute and deliver this Agreement and to perform fully its respective obligations hereunder.

     3.2. AUTHORITY. The execution and delivery of this Agreement have been duly authorized by the Board of Directors of each of Genzyme and the Purchaser. No other corporate action on the part of Genzyme or the Purchaser is necessary to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Genzyme and the Purchaser and constitutes a valid and binding obligation of each, enforceable in accordance with its terms.

     3.3. Compliance.
          -----------
          (a) Neither the execution, delivery and performance by Genzyme and the Purchaser of this Agreement, nor the consummation by Genzyme and the Purchaser of the transactions contemplated hereby, will (a) violate, conflict with, or result in a breach of, any provision of the charter or bylaws of Genzyme or the Purchaser, (b) violate, conflict with or result in a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, lease, agreement or other instrument or obligation to which Genzyme or the Purchaser is a party, or by which its properties or assets may be bound or (c) subject to compliance with the laws referred to in the next paragraph, violate any law or any order, judgment, injunction, decree or requirement of any court, arbitrator or governmental or regulatory body applicable to Genzyme or the Purchaser or by which any of their assets or properties is bound, except, in each case, for such violations, breaches or defaults that, in the aggregate, would not materially impair the ability of the Purchaser or Genzyme to perform its obligations hereunder.


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          (b) Other than in connection with or in compliance with the provisions of the BVI Law, the U.S. Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, the "takeover" or "blue sky" laws of various states of the United States, (and assuming that the Company will, prior to consummation of the Offer, have total assets of less than $10 million as shown on its last regularly prepared balance sheet prior to such date) no notice to, filing with or authorization, consent or approval of, any domestic or foreign public body or authority is necessary for the consummation by the Purchaser and Genzyme of the transactions contemplated by this Agreement, except for such notices, filings, authorizations, consents or approvals the absence of which would not, in the aggregate, materially impair the ability of the Purchaser or Genzyme to perform its obligations hereunder.

     3.4. COMMISSION FILINGS. The Offer Documents, and any information provided in writing by or on behalf of the Purchaser or Genzyme which is included in the
Schedule 14D-9, on the date the Offer Documents or Schedule 14D-9, as the case may be, are filed with the Commission or first published, sent or given to security holders, as the case may be, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made with respect to any information provided in writing by or on behalf of the Company and included in the Offer Documents. The information supplied by the Purchaser or Genzyme for inclusion in the Proxy Statement will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to shareholders of the Company, at the time of the Shareholders' Meeting, if any, and on the Effective Date, contain any statement which at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein in the light of the circumstances under which they are made, not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of consents or proxies for the Shareholders' Meeting which shall have become false or misleading. The Offer Documents shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder. Genzyme and the Purchaser agree to correct the Offer Documents promptly if and to the extent that any of them shall have become false or misleading (provided that, with respect to any false or misleading information provided by or on behalf of the Company and included in the Offer Documents, the Company shall have provided Genzyme and the Purchaser with correct information) and Genzyme and the Purchaser shall take all steps necessary to cause the Offer Documents as so corrected to be filed with the Commission and to be disseminated to the holders of the Units, in each case as and to the extent required by applicable U.S. federal securities laws.

               4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Purchaser and Genzyme as follows:

     4.1. ORGANIZATION. The Company is an international business company duly organized, validly existing and in good standing under the laws of the BVI and has the requisite corporate power and authority to enter into, execute and deliver this Agreement and, subject to the

                                    15 of 36
approval of the Second Step Transaction by the Company's shareholders (if required under the BVI law), to perform fully its obligations hereunder.

     4.2. AUTHORITY. The execution and delivery of this Agreement have been duly authorized by the Board of Directors of the Company. No other corporate action on the part of the Company is necessary to consummate the transactions contemplated hereby (other than approval of the Merger Plan by the shareholders of the Company to the extent required by the BVI law). This Agreement has been duly executed and delivered by the Company and, subject to the foregoing, constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms.

     4.3. Compliance.
          -----------
          (a) Neither the execution, delivery and performance by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will (a) violate, conflict with, or result in a breach of, any provision of the Memorandum of Association or Articles of Association of the Company, (b) violate, conflict with or result in a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, lease, agreement or other instrument or obligation to which the Company is a party, or by which its properties or assets may be bound or (c) subject to compliance with the laws referred to in the next paragraph, violate any law or any order, judgment, injunction, decree or requirement of any court, arbitrator or governmental or regulatory body applicable to the Company or by which any of its assets or properties is bound, except, in each case, for such violations, breaches or defaults that, in the aggregate, would not have a material adverse effect on the financial condition, business or operations of the Company (a "Material Adverse Effect"), or materially impair the ability of the Company to perform its obligations hereunder.

          (b) Other than in connection with or in compliance with the provisions of the BVI Law, the Securities Act, the Exchange Act, the "takeover" or "blue sky" laws of various states of the United States, (and assuming that the Company will, prior to consummation of the Offer, have total assets of less than $10 million as shown on its last regularly prepared balance sheet prior to such date) no notice to, filing with or authorization, consent or approval of, any domestic or foreign public body or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement, except for such notices, filings, authorizations, consents or approvals the absence of which would not, in the aggregate materially impair the ability of the Company to perform its obligations hereunder.

     4.4. CAPITALIZATION. The authorized capital stock of the Company consists of 9,000,000 shares of Callable Common Stock, par value $1.00 per share. As of the date of this Agreement, 2,415,000 Shares were validly issued and outstanding, fully paid and nonassessable (all of which are included in the Units); and no Shares were held in the treasury of the Company. Except as set forth above in this Section 4.4 and the Purchase Option Agreement, there are no other shares of capital stock or other securities of the Company outstanding and no other outstanding options, warrants, rights to subscribe to (including any preemptive rights), calls or commitments of any character whatsoever to which the Company is a party or may be bound requiring the issuance, transfer or sale of any shares of capital stock or other securities of the Company or any

                                    16 of 36
securities or rights convertible into or exchangeable or exercisable for any such shares or securities, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock or securities convertible into or exchangeable or exercisable for any such shares.

     4.5. COMMISSION FILINGS. The Schedule 14D-9 and any information provided in writing by or on behalf of the Company which is included in the Offer Documents, on the date the Schedule 14D-9 or the Offer Documents, as the case may be, are filed with the Commission or first published, sent or given to security holders, as the case may be, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made with respect to any information provided in writing by or on behalf of Genzyme or the Purchaser and included in the Schedule 14D-9. The Proxy Statement will not, on the date it (or any amendment or supplement thereto) is first mailed to shareholders of the Company, at the time of the Shareholders' Meeting, if any, and on the Effective Date, contain any statement which at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein in the light of the circumstances under which they are made, not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of consents or proxies for the Shareholders' Meeting which shall have become false or misleading; provided that no representation or warranty is made with respect to any information provided in writing by or on behalf of Genzyme or the Purchaser and included in the Proxy Statement. The Schedule 14D-9 and the Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder. The Company agrees promptly to correct the
Schedule 14D-9 and the Proxy Statement if and to the extent that either shall have become false or misleading (provided that, with respect to any false or misleading information provided by or on behalf of Genzyme or the Purchaser and included in the Schedule 14D-9 or the Proxy Statement, Genzyme or the Purchaser shall have provided the Company with correct information) and the Company shall take all steps necessary to cause the Schedule 14D-9 or the Proxy Statement as so corrected to be filed with the Commission and to be disseminated to the holders of the Units and to the Company's shareholders, as the case may be, as and to the extent required by applicable U.S. federal securities laws.

                             5. CONDUCT OF BUSINESS

     5.1. CONDUCT PRIOR TO EFFECTIVE DATE. Except as otherwise expressly contemplated hereby, the Company covenants and agrees that, unless Genzyme shall otherwise agree in writing, prior to the Effective Date or such earlier time as designees of the Purchaser constitute a majority of the Company's Directors (determined on the basis of combined voting power of the Company's Class A and Class B directors):

     (a) The business of the Company shall in all material respects be conducted only in, and the Company shall not take any material action except in, the ordinary course of business and consistent with past practice, and the Company shall use all reasonable efforts, consistent

                                  17 of 36
with past practice or the annual workplan currently in effect, to maintain and preserve its business organization, assets and advantageous business relationships;

     (b) The Company shall not make any tax election or, except in the ordinary course of business and consistent with past practice, settle or compromise any federal, state, local or foreign tax liability; and

     (c) The Company shall not agree in writing or otherwise, to take any of the foregoing actions or any action that would make any representation or warranty in Article 1 or Article 4 hereof untrue or incorrect in any material respect or that would materially impair or prevent the occurrence of any condition in ANNEX I prior to consummation of the Offer and, thereafter, Article 7 hereof.

     5.2. COMMISSION FILINGS AND OTHER MATTERS. The Company shall promptly provide Genzyme (or its counsel) with copies of all filings made by the Company with the Commission or any other state or federal governmental entity in connection with this Agreement and the transactions contemplated hereby.

     5.3. CONDUCT OF BUSINESS AFTER THE INITIAL EXPIRATION DATE. Notwithstanding any other provision contained herein, if the Minimum Condition has not been satisfied on the Initial Expiration Date and the Purchaser elects to amend the Offer in accordance with Section 1.1(b)(i) or to terminate the Offer in accordance with Section 1.1(b)(ii), then until the earlier of the Effective Date or the termination of this Agreement, the Special Committee shall be authorized to take such actions as it may deem appropriate to reduce or eliminate any discretionary spending by the Company or by Genzyme on behalf of the Company not contractually committed to with a person or entity that is not a party to this Agreement; provided that, Genzyme may elect to continue such spending on its own account and to the extent it elects to do so, the Company will, if the Merger is effected, reimburse Genzyme for such expenditures immediately prior to the Effective Date.

                            6. ADDITIONAL AGREEMENTS

     6.1. PREPARATION OF PROXY STATEMENT. Genzyme, the Purchaser and the Company shall cooperate with each other in the preparation of the Proxy Statement (if required), and the Company shall notify Genzyme of the receipt of any comments of the Commission with respect to the Proxy Statement and of any requests by the Commission for any amendment or supplement thereto or for additional information and shall provide to Genzyme promptly copies of all correspondence between the Company or any representative of the Company and the Commission. The Company shall give Genzyme and its counsel the opportunity to review the Proxy Statement prior to its being filed with the Commission and shall give Genzyme and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the Commission. Each of the Company, Genzyme and the Purchaser agrees to use its reasonable best efforts, after consultation with the others, to respond promptly to all such comments of and requests by the Commission and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote upon the approval of the Second Step Transaction at the earliest practicable time.

                                  18 of 36

     6.2. FEES AND EXPENSES. Each party shall bear all fees and expenses incurred by it in connection with the negotiation and performance of this Agreement and no party may recover any such fees and expenses from any other party upon any termination of this Agreement except as provided in Article 8.

     6.3. ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to consummate and make effective as promptly as practicable the transactions contemplated by the Offer and this Agreement, and to cooperate with each of the other parties hereto in connection with the foregoing, including using all reasonable efforts (which shall not be construed to require the payment of any money to a third party or the divestiture of any business or assets): (A) to obtain all necessary waivers, consents and approvals from other parties to agreements; (B) to obtain all necessary consents, approvals and authorizations as are required by law; (C) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; (D) to effect all necessary registrations and filings and submissions of information requested by governmental authorities; and (E) to fulfill all conditions to this Agreement. Each of the Company, Genzyme and the Purchaser further covenants and agrees that, prior to the exercise by Genzyme or the Purchaser of its right to terminate the Offer under paragraphs (b) or (c) of ANNEX I hereto, each of the Company, Genzyme and the Purchaser shall use their respective reasonable best efforts (which shall not be construed to require the payment of any money to a third party or the divestiture of any business or assets) to prevent the entry of an injunction or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby .

     6.4. NO SOLICITATION.

          (a) The Company shall not, directly or indirectly, through any officer, director, employee, financial advisor, representative or agent of the Company, (i) solicit or initiate any inquiries or proposals regarding a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving the Company, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, approve or recommend any Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company, the Company's Directors or the Special Committee (through any officer, director, employee, financial advisor, representative or agent) from (A) engaging in negotiations or discussions in response to an inquiry that was not solicited after the date hereof; (B) furnishing non-public information to any person or entity in connection with an unsolicited written Acquisition Proposal by such person or entity or recommending an unsolicited written Acquisition Proposal to the shareholders of the Company, if and only to the extent that (1) the Company's Directors or the Special Committee, as the case may be, believe in good faith after consultation with its financial advisor that the party requesting such non-public information or making such Acquisition Proposal is capable of financing a transaction more favorable to the Company's shareholders from a financial point of view than the transaction contemplated by this Agreement and the Company's Directors or the Special Committee, as the case may be, determine in good

                                    19 of 36
faith after consultation with outside legal counsel that such action is necessary to comply with their fiduciary duties to shareholders under applicable law and (2) prior to furnishing such non-public information to such person or entity, the Company's Directors or the Special Committee, as the case may be, receive from such person or entity an executed confidentiality agreement on customary terms; or (C) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

          (b) The Company shall notify Genzyme in writing in reasonable detail within 24 hours after receipt by the Company (or its advisors) of any written Acquisition Proposal or any written request for non-public information to which the Company intends to affirmatively respond.

          (c) Genzyme and the Company acknowledge and confirm that neither (x)
Section 2.3 ("Restrictions Upon Use of Licensed Technology") of the Technology License Agreement dated April 28, 1992 between them, nor (y) Section 12 of the Company's Memorandum of Association, is intended or shall be deemed, to prohibit or restrict any discussions, negotiations or other activity by the Company permitted by subsection (a) above.

     6.5. NOTIFICATION OF BREACH. The Company shall give prompt notice to Genzyme, and Genzyme and the Purchaser shall give prompt notice to the Company, of the occurrence or failure to occur of any event which occurrence or failure to occur causes (x) any representation or warranty made by it in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the date of purchase of, and payment for, Units pursuant to the Offer, or (y) any material failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall be deemed to cure any breach or otherwise affect the representations or warranties of such party or the conditions to the obligations of the parties hereunder.

     6.6. ACCESS TO INFORMATION. Except as prohibited by BVI law, the Company shall afford to Genzyme and to the officers, employees and agents of Genzyme reasonable access during regular business hours, from the date hereof to the Effective Date, to the Company's officers, employees, agents, properties, books, records and contracts, and shall furnish Genzyme all financial, operating and other data and information as Genzyme, through its officers, employees or agents, may reasonably request; provided, however, that such access shall not unreasonably interfere with any of the operations of the Company.

     6.7. DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE.

          (a) As of the Effective Date, proper provision will be made so that any affiliate of Genzyme that succeeds to the assets and liabilities of the Company, or at Genzyme's option, Genzyme, shall assume all of the obligations of the Company under the indemnification agreements between the Company and the Independent Directors as in effect on the date of this Agreement and, if amended prior to the Effective Date, on the Effective Date. In the event of a transfer by such successor entity of all or substantially all of its assets or a merger or consolidation in which such entity is not the surviving entity, proper provision will also be made so that the successors and assigns of such entity, or at Genzyme's option, Genzyme, shall assume the obligations of the Company under such agreements. In addition, the Company and,

                                    20 of 36
from and after consummation of the Offer or, if the Purchaser elects to proceed under Section 1.1(b)(ii), the Merger, Genzyme shall, to the fullest extent permitted by applicable law, indemnify and hold harmless each present and former director or officer of the Company (collectively, "Indemnified Parties") against all costs and expenses (including attorneys' fees) judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the consummation of the Offer) arising out of any act or omission in their capacity as officer, director or employee of the Company (and shall pay any expenses in advance of the final disposition of such action or proceeding to each Indemnified Party to the fullest extent permitted by law). If indemnification is sought hereunder by any Indemnified Party, then such Indemnified Party shall promptly notify Genzyme in writing of the claim for which indemnification is sought; provided, however, that the failure to so notify Genzyme shall not relieve Genzyme from any liability unless and to the extent that such failure results in a forfeiture by the Indemnified Party of substantive rights or defenses. Following such notification, Genzyme may elect to assume the defense of such claim, and, upon such election, Genzyme shall not be liable for any legal costs subsequently incurred by such Indemnified Party (other than reasonable costs of investigation) in connection therewith, unless Genzyme has failed to provide counsel reasonably satisfactory to such Indemnified Party in a timely manner or counsel that has been provided by Genzyme reasonably determines that its representation of such Indemnified Party would present it with a conflict of interest. The Indemnified Party will cooperate with Genzyme in the investigation and defense of any claim and shall not settle any claim without Genzyme's prior written consent.

          (b) Genzyme shall maintain in effect for three years from the Effective Date, if available, directors' and officers' liability insurance policies covering the directors and officers of the Company, with coverages and other terms at least as favorable as is currently in effect; provided, however, that Genzyme shall not be required to spend more than an amount per year equal to 150% of the current annual premium paid by the Company for such insurance. Following such three year period, and until the sixth anniversary of the Effective Date, Genzyme will assume the indemnification obligations of the Company under the indemnification agreements referred to in subsection (a) above to the extent it has not already done so.

     6.8. GENZYME'S GUARANTY. Genzyme unconditionally guarantees the Purchaser's obligations (and the obligations of any other affiliate of Genzyme that is a party to the Merger Plan) under this Agreement and agrees to be primarily liable for any breach of this Agreement by the Purchaser (or such other affiliate of Genzyme).

                                  7. CONDITIONS

     7.1. CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE SECOND STEP TRANSACTION. The respective obligations of each party to effect the Second Step Transaction shall be subject to the fulfillment at or prior to the Effective Date of each of the following conditions:

          (a) the Purchaser shall have made the Offer on the terms and conditions set forth therein and shall have purchased, or caused to be purchased, all Units validly tendered and not withdrawn pursuant to the Offer; provided, however, this condition shall not be applicable to the obligations of Genzyme or the Purchaser if, in breach of this Agreement or the terms of the

                                    21 of 36

Offer, the Purchaser fails to purchase any Units validly tendered and not withdrawn pursuant to the Offer and provided further than this condition shall not be applicable if the Purchaser has exercised its option described in Section 1.1(b)(ii);

          (b) the Merger Plan shall have been approved and adopted by the requisite vote or consent, if any, of the shareholders of the Company required by the BVI Law and the Company's Memorandum of Association and Articles of Association; and

          (c) no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental or regulatory body nor any statute, rule, regulation or order promulgated or enacted by any governmental body shall be in effect, which would make the acquisition by Genzyme or the Purchaser of the Shares illegal or otherwise prevent the consummation of the Second Step Transaction.

     7.2. CONDITIONS TO OBLIGATION OF THE PURCHASER TO EFFECT A MERGER PURSUANT TO SECTION 1.1(b)(ii). In addition to the fulfillment of the condition set forth in subsection 7.1(b), the Purchaser shall not be obligated to effect a Merger pursuant to Section 1.1(b)(ii) if on or before the Effective Date any of the following shall occur or shall be determined by the Purchaser to have occurred and remain in effect:

          (a) except for matters which affect generally the economy or the industry in which the Company is engaged and except for continued losses incurred by the Company as a result of its operations and continued depletion of its cash resources in the ordinary course of business or consistent with the annual workplan currently in effect, any change shall have occurred in the business, properties, assets, liabilities, capitalization, stockholders equity, financial condition, operations, licenses or franchises or results of operations of the Company which has a Material Adverse Effect; or

          (b) there shall have been instituted or be pending any action, proceeding, application or counterclaim before any court or governmental or regulatory body which (i) challenges the validity of or seeks to restrain the consummation of or to impose any material limitation, on any transaction contemplated by this Agreement or seeks (ii) to obtain any material amount of damages in connection with such transactions; or

          (c) any statute, regulation, order or injunction shall have been enacted, entered, enforced or deemed applicable to the Merger that is reasonably likely to, directly or indirectly, result in any of the consequences referred to in subsection 7.2(b); or

          (d) the representations and warranties of the Company set forth in the Purchase Agreement shall not be true in any material respect as though made on such date, or the Company shall have failed in any material respect to perform any material obligation or covenant required in the Purchase Agreement to be performed or complied with by it; or

          (e) the Company shall have entered into, or shall have publicly announced its intention to enter into, an agreement or agreement in principle with respect to any Acquisition Proposal.


                                    22 of 36

                      8. TERMINATION, AMENDMENT AND WAIVER

     8.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Date, as follows:

          (a) Subject to Section 1.3(b), by mutual written consent of the Boards of Directors of the Purchaser, Genzyme and the Company (upon the approval of the Special Committee); or

          (b) By the Company upon approval of the Special Committee:

               (i) if (A) the Purchaser shall have terminated the Offer without the purchase of any Units thereunder; or (B) the Purchaser shall not have paid for all Units validly tendered pursuant to the Offer and not withdrawn within 90 days after the commencement of the Offer, unless such termination of the Offer or failure to pay for Units shall have been caused by or resulted from (a) the failure of the Company to perform in any material respect any of its covenants or agreements contained in this Agreement, (b) the material breach by the Company of any of its representations or warranties contained in this Agreement, or (c) an election by the Purchaser pursuant to Section 1.1(b)(ii) of this Agreement to terminate the Offer; or

               (ii) if the Effective Date shall not have occurred on or before the six-month anniversary of the date of this Agreement due to a failure of any of the conditions to the obligation of the Company to effect the Second Step Transaction set forth in Section 7.1 or if the Purchaser has elected to proceed under Section 1.1(b)(i), if the Effective Date shall not have occurred on or before the six-month anniversary of the date of this Agreement; or

               (iii) prior to the purchase of any Units pursuant to the Offer, or the Effective Date if the Purchaser has elected to proceed under Section 1.1(b)(ii), if the Purchaser or Genzyme has materially failed to perform any of its obligations under this Agreement and such nonperformance has a material adverse effect on the Purchaser's or Genzyme's ability to consummate the Offer or the Second Step Transaction; or

               (iv) if, in the event that the Minimum Condition shall not have been satisfied on the Initial Expiration Date and the Purchaser shall have amended the Offer or terminated the Offer pursuant to the proviso in the second sentence of Section 1.1(b), the Purchaser has materially failed to perform any of its obligations under Section 1.1(b); or

          (v) if, prior to the purchase of Shares pursuant to the Offer, or the Effective Date if the Purchaser has elected to proceed under Section 1.1(b)(ii), the Special Committee shall have withdrawn or modified its approval or recommendation of the Offer or this Agreement in order to approve the execution by the Company of a definitive agreement providing for the acquisition of the Company or substantially all of its assets or a merger or other business combination or in order to approve a tender offer for all of the Shares or Units by a third party, in any case, as determined by the Special Committee, on terms more favorable to the Company's stockholders than the Offer (a "Superior Transaction"), provided, that (i) the Company shall have provided Genzyme with at least five business days' written notice of such Superior

                                    23 of 36

Transaction, including a copy of the proposed agreement and (ii) the Company shall not have violated Section 6.4 in connection with such Superior Transaction.

          (c) By Genzyme or the Purchaser:

               (i) if, due to an occurrence that would result in a failure to satisfy any condition set forth in Annex I or the Majority Consent Condition if the Purchaser has elected to proceed pursuant to Section 1.1(b)(i), the Purchaser shall have (A) failed to commence the Offer within 5 business days of the date on which the Purchaser's intention to make the Offer is publicly announced; (B) terminated the Offer without the purchase of any Units thereunder; or (C) failed to pay for all Units validly tendered pursuant to the Offer and not withdrawn within 90 days after commencement of the Offer, unless such failure or termination shall have been caused by or results from (x) the failure of Genzyme or the Purchaser to perform in any material respect any of its covenants or agreements contained in this Agreement, (y) the material breach by Genzyme or the Purchaser of any of its representations or warranties contained in this Agreement, or (z) the Purchaser's election to proceed pursuant to Section 1.1(b)(ii); or

               (ii) if the Effective Date shall not have occurred on or before the six-month anniversary of the date of this Agreement due to (i) a failure of any of the conditions to the obligations of Genzyme or the Purchaser to effect the Second Step Transaction set forth in Section 7.1, or (ii) in the event that the Purchaser has elected to proceed under Section 1.1(b)(ii), a failure of any of the conditions to the obligations of Genzyme or the Purchaser to effect the Second Step Transaction set forth in Section 7.2; or

               (iii) if, prior to the purchase of Units pursuant to the Offer, or the Effective Date if the Purchaser has elected to proceed under Section 1.1(b)(ii), the Company's Directors shall have publicly withdrawn or modified in a manner adverse to the Purchaser their approval or recommendation of the Offer or this Agreement or recommended acceptance of a Superior Transaction or shall have resolved to do any of the foregoing.

     8.2. EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 8.1, all obligations and agreements of the parties set forth in this Agreement shall forthwith terminate and be of no further force or effect, and there shall be no liability on the part of Genzyme, the Purchaser or the Company hereunder except (a) as provided in Sections 8.3 and 8.4 and (b) that the foregoing shall not relieve any party for liability for any breach of this Agreement occurring prior to such termination.

     8.3. ANCILLARY AGREEMENTS. In the event of any termination of this Agreement (x) by the Company pursuant to Section 8.1(b)(v) or by Genzyme or the Purchaser pursuant to Section 8.1(c)(iii), in either case as a result of a Superior Transaction in connection with which the Company shall not have violated Section 6.4, or (y) by Genzyme or the Purchaser pursuant to Section 8.1(c)(i), unless such termination is based upon the failure of the Company to perform in any material respect of its covenants or agreements contained in this Agreement, Genzyme agrees that, effective upon consummation of a Superior Transaction, it shall, at the Company's request:


                                    24 of 36

          (a) consent to the Superior Transaction in its capacity as holder of the Company's Series 1992 Note dated April 28, 1992 and pursuant to all applicable provisions of the Company's Memorandum of Association;

          (b) terminate the Purchase Option Agreement dated as of April 28, 1992 among Genzyme and the underwriters named therein, in which event the Series 1992 Note will become due and payable in accordance with its terms;

          (c) consent to the assignment by the Company of the Technology License Agreement dated as of April 28, 1992 between Genzyme and the Company;

          (d) at the option of Genzyme, terminate or consent to the assignment by the Company of each of the following agreements, each of which are dated as of April 28, 1992:

               (i) the Research and Development Agreement between Genzyme and the Company;

               (ii) the Services Agreement between Genzyme Limited (a subsidiary of Genzyme) and the Company; and

               (iii) the Administrative Agreement between Genzyme and the Company.

The termination of any of the foregoing agreements pursuant to this Section 8.3 shall not terminate any provision of such agreement which, by its terms, survives termination of such agreement.

     8.4. TERMINATION FEE. In consideration of Genzyme's agreement set forth in
Section 8.3 and its expenses incurred in connection with the transactions contemplated by this Agreement, in the event of the termination of this Agreement (A) by the Company pursuant to Section 8.1(b)(v) or (B) by Genzyme or the Purchaser pursuant to (x) Section 8.1(c)(iii) or (y) Section 8.1(c)(i) or
(ii) if such termination is based upon the failure of the Company to perform in any material respect any of its covenants or agreements contained in this Agreement, the Company shall pay Genzyme a termination fee of $500,000 upon consummation of any Superior Transaction.

     8.5. AMENDMENT. This Agreement may not be amended except, subject to
Section 1.3, by action of the Board of Directors of each of the parties hereto set forth in an instrument in writing signed on behalf of each of the parties hereto; provided, however, that the Board of Directors of the Company shall not act to amend this Agreement without the approval of the Special Committee.

     8.6. WAIVER. At any time prior to the Effective Date, whether before or after any special meeting or written action of the shareholders of the Company to approve the Second Step Transaction, any party hereto, subject to Section 1.3(b), by action taken by its Board of Directors (and, in the case of the Company, subject to the approval of the Special Committee), may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto or (ii) subject to the second sentence of Section 1.1(b) and the proviso contained

                                    25 of 36
in Section 8.5, waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

                              9. GENERAL PROVISIONS

     9.1. CLOSING. Unless this Agreement shall have been terminated pursuant to the provisions of Article 8, and subject to the provisions of Article 7 hereof, the closing of the Second Step Transaction pursuant to this Agreement (the "Closing") shall take place at the offices of Palmer & Dodge LLP, One Beacon Street, Boston, Massachusetts 02108, as soon as practicable following consummation of the Offer or at such other place, time and date as the parties may mutually agree. The date and time of such Closing are hereinafter referred to as the "Closing Date."

     9.2. BROKERS.

          (a) The Company represents and warrants that no broker, finder or investment banker other than the Financial Adviser is entitled to any brokerage, finder's or other fee or commission in connection with the Offer or the Second Step Transaction based upon arrangements made by or on behalf of the Company. The Company has provided to Genzyme a true and complete copy of its agreement with the Financial Adviser.

          (b) Genzyme and the Purchaser represent and warrant that no broker, finder or investment banker other than Robertson, Stephens & Company LLC is entitled to any brokerage, finder's or other fee or commission in connection with the Offer or the Second Step Transaction based upon arrangements made by or on behalf of Genzyme, the Purchaser or any of their respective subsidiaries or affiliates.

     9.3. PUBLICITY. So long as this Agreement is in effect, except as such party reasonably believes is required by applicable law or applicable requirements of the Commission or The Nasdaq Stock Market, Inc., neither the Company nor Genzyme shall, nor shall either permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party. The parties shall cooperate as to the timing and contents of any such announcement.

     9.4. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been fully given if (i) delivered personally, (ii) sent by certified or registered mail, return receipt requested,
(iii) sent by overnight courier for delivery on the next business day or (iv) sent by confirmed telecopy, provided that a hard copy of all such telecopied materials is thereafter sent within 24 hours in the manner described in clauses
(i), (ii) or (iii), to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:


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

         (a) If to the Purchaser or Genzyme:

                     Genzyme Corporation
                     One Kendall Square
                     Cambridge, MA 02139
                     Attention: Peter Wirth
                     Telecopy No.: (617) 252-7600

                     with a copy to:

                     Palmer & Dodge LLP
                     One Beacon Street
                     Boston, MA 02108
                     Attention: Maureen P. Manning
                     Telecopy No.: (617) 227-4420

         (b) If to the Company:

                     Neozyme II Corporation
                     One Kendall Square
                     Cambridge, MA 02139
                     Attention:  President
                     Telecopy No.: (617) 252-7600

                     with copies to:

                     The Special Committee of the Board of Directors of Neozyme II Corporation
                     c/o Hambrecht & Quist LLC
                     230 Park Avenue
                     New York, NY 10169
                     Attention: Dennis J. Purcell
                     Telecopy No.: (212) 207-1519

                     and

                     Hale and Dorr
                     60 State Street
                     Boston, MA 02109
                     Attention: Steven D. Singer
                     Telecopy No.: (617) 526-5000

     Notices provided in accordance with this Section 9.4 shall be deemed delivered (i) on the date of personal delivery, (ii) four business days after deposit in the mail, (iii) one business day after delivery to an overnight courier, or (iv) on the date of confirmation of the telecopy transmission, as the case may be.


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

     9.5. INTERPRETATION. When a reference is made in this Agreement to subsidiaries of Genzyme, the Purchaser or the Company, the word "subsidiaries" means any corporation more than 50 percent of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50 percent of whose total equity interest, is directly or indirectly owned by Genzyme, the Purchaser or the Company, as the case may be; and the word "affiliates" shall have the meaning assigned to such term under Rule 405 of the Securities Act. For purposes of this Agreement, the Company shall not be deemed to be an affiliate or subsidiary of Genzyme or the Purchaser.

     9.6. REPRESENTATIONS AND WARRANTIES, ETC. The respective representations and warranties of the Company, Genzyme and the Purchaser contained herein shall expire upon consummation of the Offer. This Section 9.6 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the consummation of the Offer.

     9.7. MISCELLANEOUS. This Agreement (i) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof;
(ii) is not intended to confer upon any other person any rights or remedies hereunder, create any agreement of employment with any person or otherwise create any third-party beneficiary hereto, except for the provisions of Section
6.7 (which provisions are intended to be for the benefit of the persons referred to therein and may be enforced by such persons); (iii) shall not be assigned except that the Purchaser may assign its rights and obligations to Genzyme or to one or more direct or indirect wholly-owned subsidiaries of Genzyme which in a written instrument shall make all the representations and warranties of the Purchaser set forth herein and shall agree to assume all of the Purchaser's obligations hereunder and be bound by all of the terms and conditions of this Agreement; provided, however, that no such assignment shall relieve Genzyme or the Purchaser of its obligations hereunder; and (iv) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflict of laws thereof. Only the Purchaser (or Genzyme or a direct or indirect wholly-owned subsidiary of Genzyme to which the Purchaser assigns such rights and obligations) may commence the Offer or the purchase of Shares thereunder.

     9.8. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     9.9. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

     9.10. SECTION HEADINGS. The section headings in this Agreement are for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.


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

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.


                                         GENZYME CORPORATION


                                         By /s/ David J. McLachlan
                                            ------------------------------------
                                                Senior Vice President, Finance


                                         NEOZYME II ACQUISITION CORP.


                                         By /s/ David J. McLachlan
                                            ------------------------------------
                                                President


                                         NEOZYME II CORPORATION


                                         By /s/ Paul M. Edwards
                                            ------------------------------------
                                                President


                                  29 of 36

                                                                         ANNEX I

                             CONDITIONS OF THE OFFER

     Capitalized terms used in this Annex I have the meanings set forth in the attached Purchase Agreement.

     The Purchaser shall not be required to accept for payment and pay for any Units tendered pursuant to the Offer, may postpone the purchase of, and payment for, Units tendered, and may terminate or amend the Offer unless Units that would constitute not less than a majority of the Units outstanding are validly tendered prior to expiration of the Offer and not withdrawn (the "Minimum Condition") and if at or before the time of acceptance for payment of any such Units (whether or not any Units have theretofore been accepted for payment and paid for pursuant to the Offer) any of the following shall occur or shall be determined by the Purchaser to have occurred and remain in effect:

     (a) except for matters which affect generally the economy or the industry in which the Company is engaged and except for continued losses incurred by the Company as a result of its operations and continued depletion of its cash resources in the ordinary course of business or consistent with the annual workplan currently in effect, any change shall have occurred in the business, properties, assets, liabilities, capitalization, stockholders equity, financial condition, operations, licenses or franchises or results of operations of the Company which has a Material Adverse Effect; or

     (b) there shall have been instituted or be pending any action, proceeding, application or counterclaim before any court or governmental or regulatory body which (i) challenges the validity of or seeks to restrain the consummation of or to impose any material limitation, on any transaction contemplated by the Purchase Agreement or seeks (ii) to obtain any material amount of damages in connection with such transactions; or

     (c) any statute, regulation, order or injunction shall have been enacted, entered, enforced or deemed applicable to the Offer or the Second Step Transaction that is reasonably likely to, directly or indirectly, result in any of the consequences referred to in paragraph (b) above; or

     (d) the Board of Directors of the Company shall have publicly (including by amendment of its Schedule 14D-9 relating to the Offer) withdrawn or modified in a manner adverse to the Purchaser its approval or recommendation of the Offer or shall have resolved to do so; or

     (e) the representations and warranties of the Company set forth in the Purchase Agreement shall not be true in any material respect as though made on such date, or the Company shall have failed in any material respect to perform any material obligation or covenant required in the Purchase Agreement to be performed or complied with by it; or


                                  30 of 36

     (f) the Company shall have entered into, or shall have publicly announced its intention to enter into, an agreement or agreement in principle with respect to any Acquisition Proposal.

The foregoing conditions are for the sole benefit of Genzyme and the Purchaser and may be waived by Genzyme or the Purchaser, in whole or in part, at any time in their sole discretion, subject to the limitations set forth in the Purchase Agreement.

                                    31 of 36

                                                                  ANNEX II

                                PLAN OF MERGER

     This Plan of Merger (the "Merger Agreement"), dated as of __________, 1996, is between Neozyme II Merger Corp. ("Merger Corp."), a BVI international business company and wholly-owned subsidiary of Neozyme II Acquisition Corp., and Neozyme II Corporation ("Neozyme"), a BVI international business company.

                            PRELIMINARY STATEMENT

     The Board of Directors of Merger Corp. and Neozyme have determined that it is advisable for Merger Corp. to merge with and into Neozyme pursuant to this Merger Agreement.

     Accordingly, Merger Corp. and Neozyme hereby agree as follows:

                                  ARTICLE 1
                                  THE MERGER

SECTION 1.1  THE MERGER

     In accordance with the provisions of this Merger Agreement and the BVI International Business Companies Ordinance, 1984 (the "BVI Law"), Merger Corp. shall be merged with and into Neozyme (the "Merger"). Following the Merger, the separate existence of Merger Corp. shall cease, and Neozyme shall continue as the surviving corporation (the "Surviving Corporation").

SECTION 1.2  EFFECTIVENESS

     Following approval of this Merger Agreement and the Merger by the members of Merger Corp. and Neozyme in accordance with the requirements of the BVI Law, the Merger shall become effective at 11:59 p.m. on _____________, 1996 or at such other time and date that this Merger Agreement is made effective in accordance with applicable law (the date of the effectiveness of the Merger being referred to herein as the "Effective Date").

                                  ARTICLE 2
                          THE SURVIVING CORPORATION

SECTION 2.1  NAME

     The name of the Surviving Corporation upon the effectiveness of the Merger shall be Neozyme II Corporation.

SECTION 2.2  MEMORANDUM OF ASSOCIATION; ARTICLES OF ASSOCIATION

     The Memorandum of Association and Articles of Association of Merger Corp. as in effect immediately prior to the Merger shall be the Memorandum of Association and Articles of Association of the Surviving Corporation, without amendment except that Article 1 of the Memorandum of Association of the Surviving Corporation shall be amended to read as follows: "The name of the Corporation is: Neozyme II Corporation."

SECTION 2.3  DIRECTORS AND OFFICERS

     The directors, committees of directors and officers of Merger Corp. immediately prior to the effectiveness of the Merger shall be the directors, committees and officers of the Surviving Corporation each to hold office and be constituted, as appropriate, in accordance with the Articles and Memorandum of Association of the Surviving Corporation.

                                   32 of 36

                                  ARTICLE 3
                        MANNER OF CONVERSION OF STOCK

SECTION 3.1  CONVERSION OF MERGER CORP. COMMON STOCK

          (a) Immediately prior to the Effective Date, Merger Corp. has outstanding __________ shares of Common Stock, $1.00 par value per share, which is its only class of capital stock and all of which shares are entitled to vote on the Merger as a single class.

          (b) On the Effective Date, each share of Common Stock, $1.00 par value, of Merger Corp. issued and outstanding immediately prior thereto shall, by virtue of the Merger and without the surrender of stock certificates or any other action by the holder of such shares or any other person, be converted into and exchanged for one fully paid and nonassessable share of Common Stock, $1.00 par value, of the Surviving Corporation.

SECTION 3.2  CONVERSION OF NEOZYME CALLABLE COMMON STOCK

          (a) Immediately prior to the Effective Date, Neozyme has outstanding 2,415,000 shares of Callable Common Stock (the "Shares"), $1.00 par value per share, which is its only class of capital stock and all of which shares are entitled to vote on the Merger as a single class.

          (b) On the Effective Date, by virtue of the Merger and without any action on the part of Merger Corp. and Neozyme or the holder of any of the following securities:

               (i) Each Share issued and outstanding immediately prior to the Effective Date (other than Shares to be cancelled pursuant to clause (ii) below and any Dissenting Shares (as herein defined)) shall be converted into and become the right to receive an amount in cash per Share equal to $29.00 (the "Merger Consideration").

               (ii) Each Share issued and outstanding immediately prior to the Effective Date and owned by Genzyme Corporation ("Genzyme"), a Massachusetts corporation, Neozyme Acquisition Corp., a BVI international business company and the sole member of Merger Corp. or Neozyme or any direct or indirect subsidiary of such corporations, shall be canceled, and no payment shall be made with respect thereto.

              (iii) All Dissenting Shares shall be handled in accordance with
Section 3.2(c).

          (c) Shares of capital stock of Neozyme held by a shareholder who has properly exercised dissenters rights with respect thereto in accordance with
Section 83 of the BVI Law (collectively, the "Dissenting Shares") shall not be converted into Merger Consideration. From and after the Effective Date, a shareholder who has properly exercised such dissenters' rights shall no longer retain any rights of a shareholder of Neozyme or the Surviving Corporation, except those provided under the BVI Law. If after the Effective Date such holder withdraws or loses his right to demand payment for his Shares, such Shares shall be treated as if they had been converted as of the Effective Date into the right to receive the Merger Consideration payable in respect of such Shares pursuant to Section 3.2(b)(i).

          (d) Neozyme shall give Genzyme (i) prompt notice of any demands for payment, or notices of intent to demand payment, with respect to any shares of capital stock of Neozyme, any withdrawal of any such demands and any other instruments served pursuant to the BVI Law and received by Neozyme and (ii) the right to participate in all negotiations and proceedings with respect to any such demands. Neozyme shall cooperate with Genzyme concerning, and shall not, except with the prior written consent of Genzyme, voluntarily make any payment with respect to, or offer to settle or settle, any such demands.




                                  33 of 36

SECTION 3.3  EXCHANGE OF CERTIFICATES

     (a) Upon surrender of the Share certificate for cancellation to the Payment Agent selected by Genzyme, the Payment Agent shall pay to the holder of such certificate the Merger Consideration multiplied by the number of Shares represented by such certificate, and the certificate so surrendered shall forthwith be canceled. Notwithstanding the foregoing, if delivery of the Merger Consideration is to be made to any person other than the person in whose name the certificate surrendered is registered, it shall be a condition of such delivery that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such delivery shall pay any transfer or other taxes required by reason of such delivery or establish to the satisfaction of Genzyme that such tax has been paid or is not applicable. Furthermore, neither Genzyme nor any affiliate of Genzyme shall be liable to a holder of Shares for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws. After the Effective Date, there shall be no transfers of the Shares on the stock transfer books of the Company.

     (b) Promptly following the date that is six months after the Effective Date, the Payment Agent shall, upon request by Genzyme, deliver to Genzyme all cash, certificates and other documents in its possession relating to the transactions described in this Merger Agreement, and the Payment Agent's duties shall terminate. Thereafter, each holder of a certificate formerly representing a Share may surrender such certificate to Genzyme and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration, without any interest thereon but shall have no greater rights against Genzyme than may be accorded to general creditors of Genzyme under applicable law.

                                   ARTICLE 4
                                    GENERAL

SECTION 4.1  TERMINATION OR ABANDONMENT

     Prior to the approval of the members of Merger Corp. or of Neozyme, this Merger Agreement and the Merger may be terminated or abandoned by action of the Board of Directors of either Neozyme or Merger Corp., or both if, in the opinion of the Boards of Directors of Merger Corp. and Neozyme, such action would be in the best interests of such corporations. In the event of the termination or abandonment of this Agreement, this Agreement shall become void and have no effect, without any liability on the part of any party or its members or directors or officers with respect thereto.

SECTION 4.2  WAIVER, MODIFICATION, OR AMENDMENT

     Any of the terms or conditions of this Merger Agreement may be waived before action thereon by the members of Merger Corp. or of Neozyme, by the party that is entitled to the benefits thereof. This Merger Agreement may be modified or amended by the Board of Directors of Merger Corp. and Neozyme before action thereon by the members of Merger Corp. or Neozyme, except as required by law. Any waiver, modification, or amendment shall be in writing.

SECTION 4.3  MISCELLANEOUS

     This Merger Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The headings contained in this Agreement are solely for convenience of reference and shall not be deemed to affect the meaning or interpretation of any provision contained herein. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.


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